Solésence, Inc. 10-K/A

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-53445, No. 333-74170, No. 333-119466, No. 333-150765, No. 333-187649, and No. 333-255357) on Form S-8 and Registration Statements (No. 333-90326, No. 333-116224, No. 333-140461, and No. 333-163363) on Form S-3 of Solesence, Inc. (formerly known as Nanophase Technologies Corporation), of our report dated March 31, 2025, except for the correction of a misstatement described in Note 3 and financing matters described in Note 4, as to which the date is November 10, 2026, relating to the consolidated financial statements of Solesence, Inc., appearing in this Annual Report on Form 10-K/A (Amendment No. 1) of Solesence, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Milwaukee, Wisconsin

November 10, 2026